Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION ANNOUNCES APPOINTMENT OF ADDITIONAL DIRECTOR

Olathe, Kansas (January 30, 2014) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced that George Semb was appointed to the Company’s Board of Directors.  He was appointed to an additional position that was created as part of the Company's strategy to expand and diversify its board of directors.  Mr. Semb's term will run until the next annual meeting of stockholders at which time he will stand for election.  It is anticipated that Mr. Semb will be appointed to the Company’s audit, nominating, and compensation committees.

Mr. Semb is professor emeritus of Applied Behavior Science at the University of Kansas where he spent 38 years designing, implementing, and evaluating on-the-job training programs and classroom teaching systems.  His experience includes founding a software development company that provided software and consulting services to the Department of the Navy and several major college textbook publishers.  His company was one of the first to design and market a paperless, networked learning environment.  In 2001, he became a principal in Olathe-based PCDisposal.com, an electronics re-cycling firm.  Last year, he authored PCDisposal.com’s first sustainability report.  Mr. Semb has worked actively in the investment community both locally and nationally for over 40 years.  He has a BS degree in experimental psychology from the University of Washington, a ScM degree in psychophysics and psychology from Brown University, and a PhD in behavioral and developmental psychology from the University of Kansas.  Mr. Semb is independent as determined by the independence requirements of the NASDAQ Stock Market.

About Elecsys Corporation
Elecsys Corporation provides innovative machine-to-machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications.  The Company’s primary markets include energy production and distribution, agriculture, transportation, safety and security systems, and water management.  Elecsys proprietary equipment and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and equipment under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2013. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com